JPMORGAN DISTRIBUTION SERVICES, INC.

JPMORGAN INSURANCE TRUST DISTRIBUTION FEE AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 2015 by and between JPMorgan Distribution Services, Inc. (“JPMDS”), and Jefferson National Securities Corporation (the “Financial Intermediary”).

WHEREAS, Jefferson National Life Insurance Company and Jefferson National Life Insurance Company of New York (the “Company”, collectively “Companies”) and the JPMorgan Insurance Trust (the “Trust”) have entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase Class 2 shares (“Shares”) of certain portfolios of the Trust (each, a “Portfolio”; collectively, the “Portfolios”) listed in Exhibit A.

WHEREAS, Financial Intermediary may opt to have an affiliate, including without limitation the Company, perform certain of its obligations under this Agreement provided it is done so in compliance with paragraph 8 below.

WHEREAS, The Portfolios will serve as investment vehicles under the variable annuity or life insurance contracts offered by the Company listed in Exhibit A, which may be amended from time to time (“Contracts”).

WHEREAS, JPMDS as the distributor of the Trust, recognizes that the Financial Intermediary as the registered broker-dealer distributing the Contracts will provide distribution services valuable to the Portfolios in the course of soliciting applications for the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Financial Intermediary and JPMDS agree as follows:

A.	Financial Intermediary.

1.	Status of Financial Intermediary.

Financial Intermediary represents and warrants to JPMDS:

(a)	That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 (“Exchange Act”); that it is registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Exchange Act; that it is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or, in the alternative, that it is a foreign dealer not eligible for membership in the FINRA but nevertheless agrees to abide by all the rules and regulations of the SEC and the FINRA which are binding upon underwriters and dealers in the distribution of securities of open-end investment companies; that its customers’ accounts are insured by the Securities Investors Protection Corporation (“SIPC”); and that, during the term of this Agreement, it will abide by all of the rules and regulations of the FINRA including, without limitation, the FINRA Conduct Rules. Financial Intermediary agrees to notify JPMDS immediately in the event of (1) the termination of its coverage by the SIPC, (2) its expulsion or suspension from the FINRA or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Financial Intermediary’s expulsion from the FINRA will automatically terminate this Agreement immediately without notice. Suspension of Financial Intermediary from the FINRA for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon JPMDS’ written notice of termination to Financial Intermediary; or

(b)	That it is a bank, as that term is defined in Section 3(a)(6) of the Exchange Act, that engages in activities described in Section 3(a)(4) of the Exchange Act and that, during the term of this Agreement, it will abide by the rules and regulations of those state and federal authorities with appropriate jurisdiction over the Financial Intermediary, especially those regulations dealing with the activities of the Financial Intermediary as described under this Agreement. Financial Intermediary agrees to notify JPMDS immediately of any action by or communication from state or federal banking authorities, state securities authorities, the SEC, or any other party which may affect its status as a bank or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Any action or decision of any of the foregoing regulatory authorities or any court of appropriate jurisdiction which affects Financial Intermediary’s ability to act in accordance with the terms of this Agreement, including the loss of its exemption from registration as a broker, will terminate this Agreement effective upon JPMDS’ written notice of termination to Financial Intermediary; and

(c)	That Financial Intermediary is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary; and

(d)	That if it plans to participate in the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”), and/or the NSCC’s Networking system (“Networking”), Financial Intermediary is a member of the NSCC or otherwise has access to Fund/SERV and it has executed and filed with the NSCC the standard Networking agreement.

2.	Financial Intermediary Acts as Contract Underwriter.

The parties agree that in performing its services under this Agreement:

(a)	Each transaction reflects solely orders of the Contract owners;

(b)	As between Financial Intermediary and the Contract owner, the Contract owner will have full beneficial ownership of all Shares; and

(c)	Each transaction shall be for the Separate Accounts and not for Financial Intermediary’s account: and

(d)	Except for the limited purpose of receiving orders for Share transactions from Contract owners as described in Section B of this Agreement, Financial Intermediary shall have no authority to act as agent for JPMDS or the Funds.

B.	Sales of Portfolio Shares.

1.	Offer and Sale of Shares

Financial Intermediary will offer and sell Shares only in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), Article 2 of the Participation Agreement and applicable rules, regulations and requirements.

2.	Execution of Orders for Purchase and Redemption of Shares.

(a)	All accepted orders for the purchase of any Shares shall be executed in accordance with the provisions of Article 2 of the Participation Agreement.

(b)

The Financial Intermediary agrees that neither the Portfolios, JPMDS nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by a Contract owner or (ii) to determine the suitability of a particular Portfolio or class of Shares for such Contract owner. The Portfolios, JPMDS and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Portfolios by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or Contract owner resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

(c)	Payments for Shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, JPMDS reserves the right, without notice, to cancel the sale and to hold the Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

(d)	Financial Intermediary confirms that it will be considered the Portfolios’ agent for the sole purpose of receiving purchase and redemption orders from Contract owners and transmitting them to the Portfolios.

(e)	Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Portfolios, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);

(ii)	the provisions of this Agreement; and

(iii)	the Prospectus and Statement of Additional Information; and

(iv)	Article 2 of the Participation Agreement.

(f)	Financial Intermediary further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii)	will provide information and further certification to JPMDS or its designee to verify compliance with this Section B.2; and

(iii)	will cooperate in assisting the Trust monitor and enforce its market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time, including by providing JPMDS with access to FundTrack which will allow JPMDS the ability to monitor unusually large purchase or redemption orders, as well as the trades made by individual Contract owners.

(g)	Financial Intermediary certifies that it has received a copy of the Participation Agreement and has read Article 2 thereof.

(h)	Financial Intermediary agrees that it will comply with Articles 4.2, and 4.8 of the Participation Agreement and Articles 3.2(a) and 3.2(b) with respect to delivery of documents applicable to the Company as if such obligations are applicable to it.

3.	Contract Owner Information

(a)	Financial Intermediary agrees to provide the Portfolio, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Contract owners and the amount, date, name or other identifier of any investment professional(s) associated with the Contract owner(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Separate Account during the period covered by the request.

(i)	Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. A Portfolio may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established by the Portfolio for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii)	Financial Intermediary agrees to transmit the requested information that is on its books and records to the Portfolio or its designee promptly, but in any event not later than ten business days, after receipt of a request. If the requested information is not on Financial Intermediary’s books and records, Financial Intermediary agrees to use reasonable efforts to: (a) promptly obtain and transmit the requested information; (b) obtain assurances from the Contract owner that the requested information will be provided directly to the Portfolio promptly; or (c) if directed by the Portfolio, block further purchases of Portfolio Shares from such Contract owner. In such instance, Financial Intermediary agrees to inform the Portfolio whether it plans to perform (a), (b) or, at the direction of the Portfolio, (c). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Portfolio should be consistent with the NSCC Standardized Data Reporting Format.

(iii)	The Trust agrees not to use the Contract owner information received pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

(b)	Financial Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Contract owner that has been identified by the Portfolio as having engaged in transactions in the Portfolio’s Shares through a Separate Account that violate policies established for the purpose of eliminating or reducing market timing and abusive trading practices.

(i)	Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or the Separate Account(s) or other agreed upon information to which the instruction relates.

(ii)	Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Financial Intermediary.

(iii)	Financial Intermediary must provide written confirmation to the Portfolio that instructions have been executed. Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)	For purposes of this Section 3 of the Agreement:

(i)	“Portfolio” includes JPMorgan Distribution Services, Inc., which is the Portfolio’s principal underwriter, the Portfolio’s transfer agent and the series of the Trust listed in the Agreement.

(ii)	The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

C.	Distribution Services and Fees.

1.	Agreement to Provide Distribution Services.

JPMDS hereby appoints Financial Intermediary to furnish sales and marketing services in connection with the Contracts to Contract owners who, though the Separate Account, beneficially invest in and own Shares that pay a distribution fee under distribution plans adopted by the Portfolios pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”).

2.	Asset-Based Sales Loads Payable to Financial Intermediary.

During the term of this Agreement, JPMDS will pay Financial Intermediary Rule 12b-1 Fees as set forth in the Prospectus. JPMDS may, in its sole discretion, reduce the amount of, or eliminate entirely, Rule 12b-1 Fee payments. In addition, Rule 12b-1 Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Trust or by vote of a majority of the outstanding Shares. JPMDS reserves the right not to pay Rule 12b-1 Fees to Financial Intermediary if Financial Intermediary’s 12b-1 Fee payments for a given month are deemed to be de minimis. JPMDS currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

Financial Intermediary’s acceptance of Rule 12b-1 Fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Financial Intermediary accepts a fee hereunder) that it is authorized to receive Rule 12b-1 Fees for the distribution services it provides under this Agreement.

D. Indemnification.

1.	Financial Intermediary shall indemnify and hold harmless JPMDS, each Portfolio, the transfer agent of the Portfolios, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(b)	any actions or omissions of JPMDS, any Portfolio, the transfer agent of the Portfolios, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(c)	any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

2.	JPMDS shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(b)	any alleged untrue statement of a material fact contained in any Portfolio’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(c)	any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

3.	Neither JPMDS nor Financial Intermediary shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability, which the parties may otherwise have.

4.	The agreement of the parties in this Section D to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (4) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

5.	The provisions of this Section D shall survive the termination of this Agreement.

E.	Contract Owner Names Proprietary to Financial Intermediary.

1.	All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to Contract owners investing in Shares are and shall remain the sole property of the Portfolios and the Financial Intermediary and shall not be disclosed to or used by the Portfolios, the Financial Intermediary, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Portfolios or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section E shall not prohibit the Financial Intermediary, the Portfolios, JPMDS, or any of their affiliates from utilizing the names of Contract owners for any purpose if the names are obtained in any manner other than from Financial Intermediary, or Company, pursuant to this Agreement.

2.	If applicable, Financial Intermediary will deliver the Portfolios’ privacy policy as required by Regulation S-P.

3.	The provisions of this Section E shall survive the termination of this Agreement

F. Anti-Money Laundering Program.

Financial Intermediary represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of the customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Portfolios and/or JPMDS with any requested information about its customers and their Portfolio accounts in the event that the Portfolios and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

G.	Miscellaneous.

1. ERISA Assets.

To the extent Shares are purchased by Contract owners through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), Financial Intermediary represents and warrants that it either:

(a)	is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b)	its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

2. Use of Names.

Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Portfolios in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

3. Security Against Unauthorized Use of Portfolios’ Recordkeeping Systems.

Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Portfolios’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Portfolios or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMDS.

4. Notices.

(a)	Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by:

(i)	personal delivery;

(ii)	postage prepaid, registered or certified United States first class mail, return receipt requested;

(iii)	overnight courier services; or

(iv)	facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

(b)	Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

5. Records.

Financial Intermediary will maintain all records required to be kept by state and federal law regulation or rules relating to transactions in Shares and, upon request by the Portfolios, will promptly make such records available to the Portfolios or their designee.

6. Effective Date, Amendment and Termination.

(a)	This Agreement shall become effective as of October 1, 2015. This Agreement supersedes any other agreements between the parties with respect to the offer and sale of Shares and other matters covered herein.

(b)	This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Portfolio, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Trust, including a majority of the members of the Board of the Trust who are not interested persons of the Portfolios cast in person at a meeting called for that purpose.

(c)	This Agreement may be amended by JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to Financial Intermediary’s address, as shown below. If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary’s objection must be in writing and be received by JPMDS within such thirty days.

(d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i)	at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Trust who are not interested persons of the Portfolios or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)	automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between a Portfolio and JPMDS, or upon the termination of the applicable distribution plan(s); and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice.

(e)	The termination of this Agreement with respect to any one Portfolio will not cause the Agreement’s termination with respect to any other Portfolio.

7. Authorization.

Financial Intermediary and JPMDS each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.

8. Delegation of Duties.

Either party may employ an affiliate or a third party to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party.

9. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

JPMORGAN DISTRIBUTION SERVICES, INC.	FINRA CRD Number: 104234
Street Address:
460 Polaris Parkway, OH1-1235
Columbus, Ohio 43082
Phone: (614) 901-1250
Fax: (614) 213-6324

By:	/s/ Susan Montgomery

Name:	Susan Montgomery

Title:	President

Date:

Jefferson National Securities Corporation
Financial Intermediary Name		FINRA CRD Number: 47582
(Please Print or Type)

Address	10350 Ormsby Park Place

City:	Louisville	State	KY	Zip Code:	40223

Phone:	866.667.0561	Fax:	866.667.0563

By:	/s/ Craig Hawley
Authorized Signature

President
Title

Craig A. Hawley
Print Name or Type Name

Dated

EXHIBIT A

SEPARATE ACCOUNTS AND CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number Funded by Separate Account

Jefferson National Life Annuity Account G May 1, 2003	JNL2300-1, JNL2300-2, JNL2300-3 and all future series

PORTFOLIOS

All Class 2 Shares of Portfolios that fall under the JPMorgan Insurance Trust